EXHIBIT 10.2

Confidential

Execution Copy

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.  Double asterisks denote omissions.

FOUNDRY TERMS OF SERVICE AGREEMENT

THIS FOUNDRY TERMS OF SERVICE AGREEMENT (this “TSA”) is entered into as of June 11, 2019 (the “Effective Date”) by and between Synlogic Operating Company, Inc., a corporation organized under the laws of Delaware (“Customer”) and Ginkgo Bioworks, Inc., a corporation organized under the laws of Delaware (“Ginkgo”).  Customer and Ginkgo are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Customer is a clinical-stage biopharmaceutical company focused on creating Synthetic Biotic™ medicines, beneficial microbes performing or delivering critical therapeutic functions;

WHEREAS, Ginkgo owns a platform consisting of large-scale genetic engineering facilities, genetic codebase assets, expertise and Intellectual Property for the design and genetic engineering of microbial host cells, enzymes and resulting products;

WHEREAS, the Parties desire to collaborate in the Research and Development of Collaboration Strains or development of Production protocols for Background Customer Strains and enable Customer to Develop, Produce and Commercialize the same as Customer Products in the Licensed Field; and

WHEREAS, in connection with such Research of Collaboration Strains, Customer desires to receive the Technical Services from the Ginkgo foundry, in accordance with the terms and conditions of this TSA;

all capitalized terms used in these recitals are defined in Section 1.

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

1.Definitions.

1.1“Abandonment” means, on a Program-by-Program basis, [**], (a) a determination by Customer to permanently discontinue such Program for the Collaboration Strain and corresponding Customer Product designated under the TDP applicable to such Program, or (b) failure by Customer to conduct material Research, Development, Production or Commercialization activities to advance such Program or seek a Third Party Sublicensee, acquiror or other transferee that would continue to advance the Customer Product for such Program, as applicable, for a period of [**]. When used as a verb, “Abandon” means Abandonment has occurred with respect to a Program.

1.2“Action” means any claim, action, cause of action, chose in action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, examination, audit, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority or arbitrator(s).

1.3“Affiliate” or “Affiliates” means with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with such Person.  For the purposes of this TSA, (a) neither Ginkgo nor any of its Affiliates will be considered an Affiliate of Customer or any of its Affiliates, and neither Customer nor any of its Affiliates will be considered an Affiliate of Ginkgo or any of its Affiliates, and (b) no Person will be considered an Affiliate of a Party solely as a result of their right to designate a member of such Party’s board of directors.

1.4“Applicable Law” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign applicable to the Parties or their respective performance hereunder.

1.5“Background Customer Strain” means a whole cell, intact probiotic microbial strain or other cell line (a) Controlled by Customer as of the Effective Date or during the Term other than as a result of Technical Services performed for Customer under this TSA, and (b) transferred from Customer to Ginkgo under an applicable TDP.

1.6“Background IP” means all Intellectual Property that is (a) owned or Controlled by a Party as of the Effective Date of this TSA or (b) becomes owned or Controlled by a Party during the Term of this TSA outside of work performed under a TDP.

1.7“BLA” means (a) a Biologics License Application as defined in the FD&C Act, as amended, and the regulations promulgated thereunder, (b) a Marketing Authorization Application in the European Union or (c) any equivalent or comparable application, registration or certification in any country or region.

1.8“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required to close.

1.9“Calendar Quarter” means each of the following three (3) month periods during each Calendar Year: January 1 through March 31, April 1 through June 30, July 1 through September 30, and October 1 through December 31; provided, however, that the first Calendar Quarter after the Effective Date will commence on the Effective Date and end on December 31, 2018.

1.10“Calendar Year” means the twelve (12) month period from January 1 through December 31.

1.11“Candidate Strains” means those engineered microbial strain lines (a) designed, developed or optimized in accordance with an approved TDP, and/or (b) for which processes are developed and/or scaled up under a TDP, in each case of (a) and (b), meeting certain performance criteria specified in such TDP.  Once a Candidate Strain is designated as either a Collaboration Strain or a Back-Up Strain, it will no longer be a Candidate Strain.

1.12“Change of Control” means, with respect to a Party, (a) a merger, consolidation, recapitalization, or reorganization of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger, consolidation, recapitalization, or reorganization, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets to which this TSA relates. Notwithstanding the foregoing, any transaction or series of transactions effected for the purpose of financing the operations of the applicable Party (such as an initial public offering or other offering of equity securities to non‑strategic investors) will not be deemed a “Change of Control” for purposes of this TSA.

1.13“Collaboration Strain” means, on a TDP-by-TDP basis, a single Candidate Strain or Back-Up Strain, as applicable, chosen by Customer as the Collaboration Strain pursuant to Section 2.3. For clarity, a Collaboration Strain of a Program that has been Abandoned shall cease to be a Collaboration Strain.

1.14“Commercialize” (and with correlative meaning “Commercialization”) means to sell, have sold, offer for sale, use, engage in pricing and reimbursement activities, promote, market, commercially distribute, import and export for sale or commercial distribution, and where applicable engage in medical affairs activities following Regulatory Approval for a Customer Product.

1.15“Competitive Infringement” means a Third Party’s infringement of any of the Patent Rights within the Foreground IP by such Third Party’s development, manufacture, use, marketing, sale or importation of a Competitive Product.

1.16“Competitive Product” means [**].

1.17“Confidential Information” means any confidential or proprietary information related to the Customer Products, any confidential or proprietary information relating to a disclosing Party’s business; trade secrets, processes, formulae, data, know-how, improvements and inventions; chemical or biological materials; mutation, sequence and pathway information; techniques or methods for making compounds and target compounds; product development plans, marketing plans, strategies and customer lists; or any other information that has been created, discovered, or developed by such disclosing Party, or has otherwise become known to such disclosing Party, or which proper rights have been assigned to such disclosing Party, as well as any other information and materials that are deemed confidential or proprietary to or by such disclosing Party (including all information and materials of such disclosing Party’s customers and consultants and any other Third Party), regardless of whether any of the foregoing are marked as “confidential” or “proprietary” or communicated to the receiving Party by the disclosing Party in oral, written, graphic, or electronic form.  Notwithstanding the foregoing, but subject to Section 9.2 and Section 10.2, all information regarding the composition and technological content of Customer Products and Back-Up Strains (so long as they remain Customer Products or Back-up Strains) as well as other information specifically relating to Customer Products and Back-Up Strains (so long as they remain Customer Products or Back-up Strains), including the Collaboration Strain (so long as it remains a Collaboration Strain), shall constitute Customer’s Confidential Information and not Ginkgo’s Confidential Information, regardless of which Party generates such information or discloses such information to the other Party hereunder.

1.18“Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement between Synlogic, Inc. and Ginkgo, made effective as of June 7, 2017.

1.19“Control” means with respect to any Intellectual Property or other data, information or materials, possession of the ability by a Party or its Affiliates (whether by sole or joint ownership, license or otherwise, but in all cases, not including those rights are granted or obtained pursuant to this TSA) to grant a license, sublicense, access or other right to use such Intellectual Property or other data, information or materials as provided for in this TSA without violating the terms of any agreement or other arrangement with any Affiliate or any Third Party in existence as of the time such Party or such Affiliates would be required hereunder to grant, or to permit the grant of, such license, sublicense, access or right to use.  Notwithstanding anything in this TSA to the contrary, a Party will be deemed to not Control any Intellectual Property that is owned or controlled by a Third Party described in the definition of “Change of Control,” or such Third Party’s Affiliates (other than an Affiliate of such Party prior to the Change of Control), (a) prior to the closing of such Change of Control, except to the extent that any such Intellectual Property was developed prior to such Change of Control through the use of such Party’s technology, or (b) after such Change of Control to the extent that such Intellectual Property is developed or conceived by such Third Party or its Affiliates (other than such Party) after such Change of Control without using or incorporating such Party’s technology.  A Party will not need to amend any In-License Agreement existing as of the Effective Date so that such Party “Controls” any Intellectual Property under such given In-License Agreement.

1.20“Copyrights” means copyrights (registered or unregistered), copyright applications, copyrightable works, mask works, data collections and databases.

1.21“Cover” means, (a) as to a method or composition of matter and a Patent Right or Copyright, that, in the absence of a license granted under, or ownership of, such Patent Right or Copyright, the making, using, selling, offering for sale or importation of such method or composition of matter would infringe such Patent Right or Copyright or, as to a pending claim included in such Patent Right, the making, using, selling, offering for sale or importation of such method or composition of matter would infringe such Patent Right if such pending claim were to issue in an issued patent without modification, and (b) as to a method or composition of matter and Technology, the making, using, selling, offering for sale or importation of such method or composition of matter would require the use of such Technology.

1.22“Customer Background IP” means the Background IP of Customer that is necessary for, used for, or otherwise provided to Ginkgo to perform its activities under a TDP.

1.23“Customer Competitor” means a Third Party biotechnology or pharmaceutical company that, itself or together with its Affiliates or collaborators, develops or commercializes drug products for its or their own accounts; provided that, in any event a Customer Competitor shall not include [**].

1.24“Customer Product” means a therapeutic product or product candidate comprising one or more Collaboration Strains. For clarity, a Customer Product of a Program that has been Abandoned shall cease to be a Customer Product.

1.25“Designated Competitor(s)” means any of the entity(ies) listed on Exhibit B.

1.26“Develop” (and with correlative meaning “Development”) means preclinical and clinical development activities, including: pre-clinical research; stability testing, toxicology, formulation studies, qualification and validation, quality assurance studies and testing, clinical studies and statistical analysis; development of a Production protocol for Production of Customer Products (including fermentation, scale-up and downstream processing); preparation and submission of INDs and NDAs; regulatory affairs with respect to the foregoing; and all other activities necessary, useful, or otherwise requested or required by a Regulatory Authority as a condition of or in support of obtaining Regulatory Approval of a Customer Product.  “Development” excludes Research and Commercialization.

1.27“[**]” means [**].

1.28“Exclusively Licensed Foreground IP” means any Patent Rights within the Foreground IP.

1.29“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.30“Foreground IP” means all Intellectual Property developed, conceived, first reduced to practice or otherwise made or generated, solely or jointly by or on behalf of the Parties or their respective Affiliates, in the performance of activities under a TDP of this TSA, including the [**].

1.31“[**]” means [**].

1.32“Ginkgo Background IP” means, on a TDP-by-TDP basis, the Background IP of Ginkgo [**].

1.33“Ginkgo Competitor(s)” means any of the entity(ies) listed on Exhibit C (and any existing and future affiliates, subsidiaries or successors of any of the entities above), which such Exhibit C may be updated pursuant to Section 2.4; [**].

1.34“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

1.35“In-License Agreement” means, when used for Customer, an agreement with a Third Party licensor under which Customer or any of its Affiliates obtains Control of any Customer Background IP, and, when used for Ginkgo, an agreement with a Third Party licensor under which Ginkgo or any of its Affiliates obtains Control of any Ginkgo Background IP.

1.36“IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto, and any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application in the EU).

1.37“Intellectual Property” or “IP” means (a) Patent Rights, (b) trade secrets, (c) Technology, (d) Copyrights, and (e) similar rights and privileges, but excluding trademarks, service marks, and goodwill.

1.38“Licensed Field” means the diagnosis, treatment, prevention, and/or palliation of human or veterinary disease.

1.39“Non-Exclusively Licensed Foreground IP” means any Foreground IP that is not Exclusively Licensed Foreground IP.

1.40“[**]” means [**].

1.41“Patent Rights” are any and all (a) issued patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing and (f) United States and foreign counterparts of any of the foregoing.

1.42“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, association or other entity.

1.43“[**]” means [**].

1.44“Produce” (and with correlative meaning “Production”) means activities directed to making, having made, producing, manufacturing, processing, filling, finishing, packaging, labeling, quality control testing and quality assurance release, shipping or storage of a Customer Product.

1.45“Program” means, on a TDP-by-TDP basis, the Research, Development, Production and Commercialization activities of Customer or its Affiliates or Sublicensees with respect to the applicable Collaboration Strain and corresponding Customer Product for such TDP.

1.46“Regulatory Approval” means with respect to a regulatory jurisdiction, any and all approvals, clearances, product or establishment licenses, registrations or authorizations of any Regulatory Authority, necessary for the Development, Production or Commercialization of a human therapeutic product in such jurisdiction.

1.47“Regulatory Authority” means any Governmental Authority involved in granting Regulatory Approvals of pharmaceutical or biologic human therapeutic products, including, by way of non-limiting example, the United States Food and Drug Administration, the European Medicines Agency, the European Commission, the Japanese Ministry of Health, Labour and Welfare, the Pharmaceuticals and Medical Devices Agency in Japan, and the China Food and Drug Administration.

1.48“Representative” means, with respect to a Party, any director, manager, officer, employee, consultant, advisor (including any financial advisor, counsel or accountant) and other agent of such Party.

1.49“Research” means any and all activities related to the synthesis, modification, modulation, discovery, identification, screening, optimization or design of biological or pharmaceutical agents; and the design, genetic engineering, culturing, small-scale fermentation, measurement, and/or analysis of organisms, including engineered organisms.

1.50“Senior Executives” means, collectively, (a) for Ginkgo, its Chief Executive Officer or other senior executive having authority to make binding decisions and enter into binding agreements on behalf of Ginkgo, and (b) for Customer, its Chief Executive Officer or other senior executive having authority to make binding decisions and enter into binding agreements on behalf of Customer.

1.51“[**]” means [**].

1.52“Strain Transfer Agreement” means the agreement in the form attached hereto as Exhibit A, pursuant to which Ginkgo or one of its Affiliates transfers a Collaboration Strain to Customer (or to one of Customer’s Affiliates), and also provides notice of any relevant In-License Agreements affecting such Collaboration Strain that is the subject of such agreement.

1.53“Sublicense” means to sublicense, grant any other right with respect to, or agree not to assert, directly or indirectly, any Intellectual Property licensed to a Party under this TSA.  When used as a noun, “Sublicense” means any agreement to Sublicense.

1.54“Sublicensee” means any Third Party other than an Affiliate to whom a Party or an Affiliate of such Party grants a Sublicense.

1.55“Technology” means technology, inventions (whether or not patentable), discoveries, results, know-how, processes, formulas, techniques, methods, procedures, developments, software, hardware, chemical or biological structures, compositions, sequences, functions, targets, biomarkers, pathways, designs, formulae, reports, software, data (including date related to manufacturing, design or testing) and confidential or proprietary information, whether or not recorded in tangible form.  All Technology is presumed to be a trade secret unless demonstrated otherwise.

1.56“Third Party” means any Person other than Customer, Ginkgo or any Affiliate of Customer or Ginkgo.

1.57“Third Party Obligations” means any non-financial encumbrances, obligations, restrictions, or limitations imposed by an In-License Agreement, including field or territory restrictions, covenants, diligence obligations or limitations pertaining to enforcement of intellectual property rights.

1.58“[**]” means [**].

1.59“United States” or “U.S.” means the fifty states of the United States of America and all of its territories and possessions and the District of Columbia.

1.60The following additional defined terms have the meanings set forth in the Section indicated in the table below:

Term	Has the meaning ascribed to such term in:
Back-Up Strains	Section 2.3(a)(i)
Bankruptcy Code	Section 14.2(c)
Bankrupt Party	Section 19.4
Claims	Section 13.1
CoC Party	Section 14.2(d)(i)
Customer	First paragraph
Customer CoC Termination Date	Section 14.2(d)(ii)
Customer Materials	Section 5.3
Customer Pricing	Section 7.1
Disclosing Party	Section 11.1(a)
[**]	Exhibit F
Effective Date	First paragraph
Electronic Transmission	Section 19.11
Extended Term	Section 14.1
Force Majeure Event	Section 15
Ginkgo	First paragraph
Ginkgo CoC Termination Date	Section 14.2(d)(iii)
Indemnified Party	Section 13.1
Indemnifying Party	Section 13.1
Initial Term	Section 14.1
IP Subcommittee	Section 3.1
JSC	Section 3.1
Losses	Section 13.1
Massachusetts Court	Section 16.4
Party(ies)	The first paragraph
Product License	Section 10.1(b)
Program Lead	Section 3.2(b)
Program Team	Section 3.2(a)
Prosecution Objectives	Section 9.3(a)(ii)(B)
Receiving Party	Section 11.1(a)
Related Persons	Section 13.1
Survival Period	Section 14.2(d)(i)
Technical Development Plan or TDP	Section 2.1
Technical Services	Section 4.1(a)
Technical Services Charges	Section 7.1
Term	Section 14.1
Third Party Action	Section 9.3(b)(iii)
[**]	Exhibit F
Total Cost	Exhibit F
Transaction Notice	Section 14.2(d)(i)
Transfer Price	Exhibit F
TSA	First paragraph

2.Collaboration; Technical Development Plans; Implementation.

2.1Collaboration Scope.  Subject to the terms and conditions of this TSA, during the Term, the Parties will collaborate on the Research and Development of one or more Customer Products, with each Customer Product being described in a written technical development plan to be approved by the JSC (each, a “Technical Development Plan” or “TDP”).

2.2Process; Technical Development Plans.

(a)Process.  During the Term, the Parties will work together to prepare for JSC approval a TDP for each Customer Product, with Customer initially submitting a written work request to Ginkgo for a specific Customer Product and Ginkgo using commercially reasonable efforts to promptly generate a draft TDP covering such Customer Product for review and discussion with Customer prior to Ginkgo’s submission of such TDP to the JSC for formal approval.  All TDPs will be in the format attached hereto as Exhibit D (TDP Template).  For clarity, each TDP will cover one Collaboration Strain or the development of Production protocols for one Collaboration Strain, as the case may be.  For each TDP, upon its approval by the JSC, such TDP will be incorporated herein by reference and be deemed attached hereto as part of Exhibit E (Approved Technical Development Plans).  The Parties may collaborate on multiple TDPs at any one time, and TDPs may have different start and end dates.

(b)TDPs.

(i)TDPs Minimum Content.  Each TDP will set forth the details mutually agreed by the Parties, including: [**], either Party may, [**], enter into agreements with Third Party subcontractors in connection with such subcontractors’ performance of any portion of such Party’s assigned activities under a specific TDP subject to such subcontractor being bound by confidentiality obligation no less strict than those of Section 11 and invention assignment obligations consistent with the Parties’ rights under Section 9.2.  [**].

(ii)Acceptance, Amendment and Termination of TDPs.  The JSC will review and, if it so determines, approve each new proposed TDP.  Further, the JSC will review and, if it so determines, approve any amendment or reprioritization proposed by either Party to a JSC-approved and active TDP.  Any TDP may be terminated either (A) by Customer upon [**] prior written notice to Ginkgo or (B) at any time by mutual agreement of the Parties through the JSC.  Any lack of consensus at the JSC with respect to the approval, amendment, reprioritization or termination of a TDP will be resolved in accordance with the procedures set forth in Section 3; [**].

(iii)Budget and Budget Overruns.  The initial budget associated with each TDP will be reviewed and approved by the JSC prior to or concurrent with any TDP becoming effective.  The Parties acknowledge that the nature of the activities under each TDP shall require adjustment of the budget by the JSC from time to time.  Approval for any such adjustments shall be by the JSC in accordance with Section 3.  [**].

2.3Implementation; Strain Selection.

(a)Within [**] of the completion of the activities under a given TDP, Customer will have the right to select up to (but not more than) [**] Candidate Strains under such TDP (the “Selected Strains”) by providing written notice to Ginkgo of the identity of such selected Candidate Strains, each of which Selected Strains will then be available to Customer for future designation as the Collaboration Strain for such TDP in accordance with the remainder of this Section 2.3.  Completion of the activities under a given TDP will be deemed to have occurred upon the achievement of certain mutually-agreed criteria set forth in such TDP or as otherwise agreed by the Parties in writing; provided, that, in any event, completion of the activities under a given TDP shall be deemed to have occurred upon the designation by Customer, its Affiliates or Sublicensees of the Collaboration Strain under such TDP and in no event later than the filing of the first IND by Customer, its Affiliates or Sublicensees for a Candidate Strain arising and selected under such TDP.  During its conduct of a Program arising from a given TDP, Customer may designate the Collaboration Strain for such Program as follows:

(i)At any time during its conduct of such Program, Customer will designate one (1) lead strain from the Selected Strains for such Program as the Collaboration Strain by providing written notice to Ginkgo of such designation, with the remaining Selected Strains considered back-up strains (the “Back-Up Strains”).  During its conduct of such Program, Customer will have the right to substitute a Back-Up Strain for the Collaboration Strain for such Program by delivering written notice to Ginkgo of such substitution, identifying in such written notice the Back-Up Strain being substituted.

(ii)Upon receipt by Ginkgo of any such written substitution notice from Customer, the selected Back-Up Strain will be designated the new Collaboration Strain and the previous Collaboration Strain will be considered a Back-Up Strain.

(iii)For clarity, each Program will have only one Collaboration Strain to be Commercialized by, as applicable, Customer, its Affiliates or Sublicensees. To the extent Customer or any of its Affiliates or Sublicensees desires to advance a Back-Up Strain for a given Program following the approval of a BLA for the Collaboration Strain for such Program, the designation of such Back-Up Strain as a Collaboration Strain must be pursuant to a separate Program arising from a new TDP initiated in accordance with Section 2.2.

2.4Competitors.  Ginkgo will have the right to update the list of entities constituting Ginkgo Competitors not more than [**] and by presenting such updated list for discussion (but not approval) at a JSC meeting.  For clarity, the JSC will not vote on whether to approve or not such an updated list.  Ginkgo agrees to reasonably consider Customer’s comments to a proposed updated list, but will have no obligation to implement any changes proposed by Customer before such updated list is deemed to replace the then-current Exhibit C following the JSC meeting at which it was discussed.  Notwithstanding the foregoing, in no event shall Ginkgo Competitors include any Third Party that is engaged in the business of commercializing pharmaceuticals (including, for clarity, biopharmaceuticals) that has, together with its Affiliates, a market value or, in the case of a publicly traded company, market capitalization, of at least $[**]; provided, however, that the foregoing exclusions shall not apply to exclude such a Third Party affiliate, subsidiary, successor or acquiror of a Designated Competitor and Ginkgo will have the right to add such Third Party acquiror to Exhibit C at any time by following the procedures set forth in this Section 2.4.

3.Governance.

3.1Joint Steering Committee.  A Joint Steering Committee (“JSC”), with equal (but not fewer than [**]) representatives from each Party, will be formed within [**] of the Effective Date.  Each Party may replace its JSC representatives at any time upon written notice to the other Party.  During the Term, the JSC will be responsible for (a) approving new TDPs and its associated budget, (b) approving amendments to TDPs (including to the associated budget), (c) approving the termination by mutual agreement of the Parties of any active TDPs, (d) prioritizing the performance of TDPs in case of multiple active TDPs at a given time and serving as a forum for the Parties to discuss and, in accordance with Section 4.2, agree upon Ginkgo resource and capacity planning as needed to enable the Parties’ timely performance of TDPs, (e) developing a service-level process covering activities and timelines for Ginkgo’s response to Customer-submitted work requests for Collaboration Strain and TDP preparation, (f) to the extent necessary for a given TDP, forming a Program Team that includes Customer representatives (as well as Ginkgo personnel), (g) monitoring Customer’s overall budgeted and actual spend of the Prepayment across all TDPs, including forecasting upcoming work under TDPs discussion of any anticipated cost overruns in accordance with Section 2.2(b)(iii), (h) a forum to discuss (but not approve) any updates to the list of Ginkgo Competitors, (i) a forum to discuss (but not approve) Customer’s [**], in accordance with Section 2.2(b)(i), (j) facilitating the disclosure of any Foreground IP arising under any TDPs or any Ginkgo Background IP or Customer Background IP identified under any TDP, and (k) at its discretion, forming a subcommittee (the “IP Subcommittee”) to handle the activities described in the foregoing clause (j), and to otherwise address any other intellectual property issues that may arise.  The JSC will make decisions by consensus, with each Party having one (1) vote.  For any matter being submitted to the JSC for decision, the Parties will mutually agree beforehand whether voting by the JSC will take place at a regularly scheduled meeting of the JSC, in which case, at least one (1) representative from each Party must be present at such meeting, or may be handled via email using the general email addresses specified in Section 18.  If the JSC cannot reach consensus on a matter or if either Party reasonably requests an escalation, such matter will be escalated to the Senior Executives for resolution through good faith negotiations for a period of up to [**].  If the Senior Executives are unable to resolve the matter within such [**] period (or such longer period as the Parties may agree) after the matter is referred to them in accordance with this Section 3.1, then the matter shall be resolved by binding arbitration in accordance with the process set forth in Schedule 16.1.  Notwithstanding the foregoing, the JSC will not have any authority to amend the terms of this TSA, to determine either Party’s compliance with the terms thereof, or to waive such compliance by either Party.  For clarity, any material changes to the budget may be escalated to the Senior Executives by any representative of the JSC.

3.2Program Team and Program Lead.

(a)For each TDP, subject to the JSC’s authority to authorize the formation of a Program Team for a given TDP that includes Customer representatives, Ginkgo will establish a program management team consisting of Ginkgo personnel responsible for the oversight and performance of each TDP (each, a “Program Team”).  Each Program Team will be constituted of Ginkgo personnel in a number sufficient in Ginkgo’s reasonable discretion to perform such activities expected of the Program Team.  For clarity, the representatives from Ginkgo named to a Program Team may vary with each TDP.

(b)Within each Program Team, Ginkgo will designate one person to be responsible for managing progress and performance under the applicable TDP (the “Program Lead”).

(c)Ginkgo will be free to change the composition of its members on any Program Teams or replace any Program Leads at its discretion based on the needs of the applicable TDP; provided, however, that Ginkgo staffs the Program Team with Ginkgo personnel of comparable requisite scientific skill level and experience to perform the Technical Services.

3.3Expenses.  Customer will bear the expense of the participation of its respective JSC members in JSC meetings and the activities of its respective Customer personnel and/or subcontractors in connection with any TDP.  Customer will not be permitted to deduct any of the foregoing expenses from, or otherwise offset any of the foregoing expenses against, any Technical Services Charges owed by Customer to Ginkgo under this TSA.

4.Ginkgo Obligations.

4.1Generally.

(a)Ginkgo, itself or through a subcontractor, will use commercially reasonable efforts to design and perform Research and Development to create Collaboration Strains in accordance with their applicable TDPs (“Technical Services”) in the timeframes agreed to in the applicable TDPs; provided, however, that any failure by Ginkgo to perform the Technical Services as a result of any outage that cannot reasonably be avoided or of a Force Majeure Event affecting the Ginkgo foundry will not be deemed a breach of the foregoing standard of performance.  Further, Customer acknowledges and agrees that Ginkgo cannot and does not guarantee the technical or scientific viability (including the ability to successfully construct a strain), safety, usefulness or commercial success of any Collaboration Strains or Customer Products.

(b)The Technical Services will be rendered in material compliance with all Applicable Laws applicable to Ginkgo’s operations and the provision of the Technical Services hereunder.

4.2Ginkgo Resources and Foundry Capacity.  Subject to the terms and conditions of this TSA, during the Term, the Parties shall reasonably coordinate through the JSC the Ginkgo resource and capacity planning necessary to enable the provision by Ginkgo to Customer of Technical Services during the Term having a value equal to the Prepayment set forth in Section 7.2.  Ginkgo shall use commercially reasonable efforts to make available resources and capacity as necessary to timely satisfy the JSC’s forecasted demand therefor for Ginkgo’s performance of Technical Services hereunder.

4.3Maintenance and Updating of the Ginkgo Foundry.

(a)Ginkgo will be responsible for maintaining the Ginkgo foundry in good condition, repair, and working order.

(b)Ginkgo will be responsible for having and maintaining in full force and effect all licenses, permits, authorizations, registrations and qualifications necessary to operate the Ginkgo foundry.

(c)Ginkgo will be responsible for updating equipment in the Ginkgo foundry as reasonably determined by Ginkgo.

5.Customer Obligations.

5.1Limitations.  Notwithstanding anything to the contrary under this TSA, Customer acknowledges and agrees that the Technical Services to be performed by Ginkgo for Customer hereunder are personal to Customer, and Customer will not be permitted to subcontract, or (except as permitted under Section 17) assign, transfer or otherwise delegate such rights to any Person.

5.2Customer Personnel Visitors.  Customer will seek the written approval of Ginkgo for any employee or contractor of Customer seeking to be granted visitor access to the Ginkgo foundry, by email using the address specified in Section 18 at least [**] in advance of any proposed visit.  Provided Ginkgo has granted such approval, each such visitor employee or contractor will execute Ginkgo’s standard site-admission nondisclosure agreement before entering the Ginkgo foundry, and will be escorted by a member of the Program Team or another employee of Ginkgo at all times during the visit.

5.3Customer Materials.  In the event Customer supplies to Ginkgo any tangible materials, including any Background Customer Strains, (“Customer Materials”) under and in accordance with the terms of a TDP, Customer will provide such Customer Materials at its sole cost and expense and in a timely manner to Ginkgo at the Ginkgo foundry, together with information specific to such Customer Materials, known to Customer, and reasonably required to enable Ginkgo to properly and safely handle, store, and use such Customer Materials.  Ginkgo will properly and safely handle, store, and use such Customer Materials solely in accordance with the applicable TDP (and for no other purpose) and in accordance with Applicable Law. Notwithstanding the foregoing, unless it receives the prior written consent of Ginkgo’s Senior Executive, in no event will Customer transfer or provide to Ginkgo any tangible material that includes any direct identifiers or other individually identifiable information, including any “Protected Health Information” as defined in 45 C.F.R. Section 164.501.  In all cases, any Customer Materials provided to Ginkgo under a TDP will be de-identified in accordance with 45 C.F.R. Section 164.514(b) before being so provided to Ginkgo.

5.4Customer Cooperation.  Customer will cooperate with Ginkgo and use commercially reasonable efforts to provide Ginkgo with information and reasonable assistance (including access to Customer Authorized Personnel and other Customer personnel) as Ginkgo reasonably requests in order to provide to Customer the Technical Services.  Without limiting the foregoing, Customer will use commercially reasonable efforts to promptly notify Ginkgo of any material information, fact, problem or delay of which it is aware that is likely to affect the provision of Technical Services.

6.No Lease or Interest.  This TSA is not intended to lease or to grant to Customer any interest in the Ginkgo foundry.

7.Customer Pricing; Financial Terms.

7.1Customer Pricing.  Subject to the rest of this Section 7 and Section 8 below, Ginkgo will charge to Customer, and Customer will pay to Ginkgo, the price for the Technical Services as set forth on Exhibit F (Customer Pricing) (such pricing, the “Customer Pricing” and such charges, the “Technical Services Charges”), which pricing, for the avoidance of doubt, shall be [**], calculated with good faith application of its pricing principles to deliver Technical Services.  Such charges shall be made and applied against the pre-payment credit set forth in Section 7.2.

7.2Prepayment.

(a)Prepayment. Customer shall pay to Ginkgo in cash on the Effective Date an amount equal U.S. $30,000,000 (the “Prepayment”). The Prepayment is non-refundable other than as provided pursuant to the provisions of Section 14.3, and without limiting Customer’s rights and remedies hereunder in the case of any breach of this TSA by Ginkgo, and will be applied in accordance with this Section 7 toward Technical Services Charges invoiced to Customer hereunder until such Prepayment amount has been exhausted in full or otherwise becomes subject to forfeiture in accordance with Section 14.3.

(b)Tax Treatment. Ginkgo and Customer agree, including as it relates to each Party’s U.S. federal income tax reporting, that the Prepayment constitutes an advanced payment by Customer for the Technical Services to be provided by Ginkgo pursuant to this TSA, which shall be applied against the Technical Services Charges in accordance with this Section 7.

7.3Order of Payment.  With respect to Customer’s payment of each invoice for Technical Services Charges submitted by Ginkgo to Customer in accordance with Section 8.1, the following payment mechanism will apply:

(a)Customer will pay one hundred percent (100%) of any invoice for Technical Services Charges by drawing from the Prepayment balance; and

(b)at such time as the Prepayment balance is insufficient to cover the amount of Technical Services Charges invoiced, Customer will pay to Ginkgo the remaining or the entirety, as the case may be, of the invoiced and owed amount of such Technical Services Charges in cash.

7.4Overpayment by Customer.  Subject to Sections 7.1 and 7.3, upon a periodic cost true-up with respect to certain [**] costs within the Technical Services Charges as more specifically set forth in Exhibit F (Customer Pricing), the true costs for the applicable Technical Services Charges will be retroactively applied to the covered period.  Amounts overpaid by Customer for the covered period will be refunded in the same method as payment was made by Customer (i.e., applied back to the Prepayment balance or refunded in cash depending on the method of original payment).   Overpaid amounts refunded pursuant to such true-up will not be deemed an over-charge or over-payment for purposes of Customer’s audit reimbursement rights under Section 8.4.

8.Payment Terms.

8.1Invoice.  As more specifically set forth in Exhibit F (Customer Pricing), following the end of each calendar month during the Term, Ginkgo will submit to Customer an invoice setting forth the Technical Services Charges to be paid based on the Technical Services provided during such calendar month.  Each invoice will include a reasonable amount of detail to enable Customer to verify and identify amounts invoiced.  Invoices will be submitted electronically to Customer at the email address specified in Section 18.  The foregoing will not limit Ginkgo’s right to submit corrective invoices in the event there are unbilled amounts owing for Technical Services provided (including amounts for which Ginkgo is entitled to compensation or reimbursement as permitted hereunder which were not previously invoiced) or in the event there are overbilled amounts with respect to Technical Services provided. Subject to Sections 7.1 and 7.3, following its receipt of a permitted invoice for an unbilled amount, Customer will pay Ginkgo such amount promptly in accordance with the payment mechanism set forth in Section 7 and this Section 8.  Any permitted invoice for an overbilled amount sent by Ginkgo to Customer will be accompanied by a refund to Customer of the overpaid amount in the same manner as such payment was initially made to Ginkgo (i.e., as a credit to the balance of the Prepayment or in cash).

8.2Payments.  Payment of all amounts owed by Customer hereunder will be remitted on or before [**] from the date the invoice therefor is received by Customer; provided, however, that if Customer in good faith disputes the validity or amount of any charge on such invoice, then Customer will (a) promptly provide Ginkgo with written notice of such disputed item, which notice will specifically identify the disputed item and explain the reason for such dispute, and (b) remit when due any undisputed amount.  In the event of any such dispute, Ginkgo and Customer will promptly discuss and attempt to resolve any differences in good faith.  To the extent that agreement is reached within [**] of such dispute arising, Customer will promptly pay (or Ginkgo, at its election with notice to Customer, will promptly refund or credit against the next monthly invoice) such amount, if any, as will be so agreed.  To the extent no such agreement is reached within such [**] period, the dispute will be resolved in accordance with Section 16 hereof.

8.3Taxes.  All prices and charges under this TSA are exclusive of any taxes on the sale of goods or services (such as value-added tax) that may apply from time to time.  Any duty, sales, use or excise taxes imposed by any Governmental Authority on the performance of the Technical Services will be itemized on an invoice to, and, subject to Sections 7.1 and 7.3, borne by, Customer (other than taxes based upon the income of Ginkgo, its Affiliates or its subcontractors, or payroll taxes related to employees of Ginkgo, its Affiliates or their subcontractors).

8.4Records and Audit.  Ginkgo will maintain accurate and complete books, records and accounts pertaining to the Technical Services Charges for a period of [**] following the termination of this TSA.  Upon the written request of Customer and not more than [**], Ginkgo will permit an independent certified public accounting firm of nationally recognized standing selected by Customer and reasonably acceptable to Ginkgo to have access to such records of Ginkgo as may be reasonably necessary to verify the Technical Services Charges charged by Ginkgo to Customer and the draw-down from the Prepayment for such Calendar Year.  Such audit right with respect to any Calendar Year will terminate [**] after the end of such Calendar Year.  Audits under this Section 8.4 will be conducted at Ginkgo’s principal place of business upon at least [**] prior written notice and during normal business hours, and will be for the sole purpose of verifying the calculation of the Technical Services Charges incurred, the portion of Technical Services Charges paid in cash by Customer, and the portion of Technical Services Charges drawn-down from the Prepayment under this TSA.  All information and data reviewed in any audit conducted under this Section 8.4 will be treated as Confidential Information of Ginkgo subject to the terms of this TSA.  Customer will cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with Ginkgo.  The accounting firm will disclose to Customer only whether the calculation of the Technical Services Charges incurred, the cash portion of the Technical Services Charges, and the drawn-down portion from the Prepayment is correct or incorrect, and the specific details concerning any discrepancies.  If the audit demonstrates that any cash payment or drawn-down amount from the Prepayment in payment for Technical Services Charges under this TSA has been misstated, then, in the case of an understatement, Customer will pay the balance to Ginkgo within [**] after the result of the audit has been delivered to the Parties in accordance with the payment mechanism set forth in Section 7, and, in the case of an overstatement, Ginkgo will refund Customer the overpaid amount in the same manner as such payment was initially made to Ginkgo (i.e., as a credit to the balance of the Prepayment or in cash) within [**] after the result of the audit has been delivered to the Parties.  Customer will bear the cost of any audit conducted pursuant to this Section 8.4, provided that, in the event such audit reveals an overpayment by [**] percent ([**]%) or more for any audited period, Ginkgo will reimburse such cost to Customer in cash.

9.Intellectual Property Matters.

9.1Inventorship.  The inventorship of all patented Intellectual Property, developed, conceived, first reduced to practice or otherwise made after the Effective Date under this TSA, will be determined in accordance with United States patent law.

9.2Ownership.

(a)Background IP and Materials.

(i)As between the Parties, subject to the licenses granted to Customer under this TSA, Ginkgo solely owns and will continue to solely own all right, title and interest in and to the Ginkgo Background IP and any materials introduced by Ginkgo under a TDP.

(ii)As between the Parties, subject to the licenses granted to Ginkgo under this TSA, Customer solely owns and will continue to solely own all right, title and interest in and to the Customer Background IP and the Background Customer Strains, and other Customer Materials provided by Customer to Ginkgo under a TDP.

(b)Foreground IP and Materials.

(i)By Customer.  Notwithstanding Section 9.1, as between the Parties, Customer will solely and exclusively own all right, title and interest in and to [**] Collaboration Strain [**], such Collaboration Strain, but subject to the rights and license granted to Ginkgo and its Affiliates under Section 10.2 of this TSA.  Ginkgo, for itself and on behalf of its Affiliates, licensees and sublicenses, and the employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns to Customer (and, to the extent such assignment can only be made in the future, hereby agrees to assign), all right, title and interest in and to each of the foregoing.  Ginkgo will cooperate, and will cause the foregoing persons and entities to cooperate, with Customer to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignments and other documents consistent with such ownership.

(ii)By Ginkgo.  Notwithstanding Section 9.1, as between the Parties, Ginkgo will solely and exclusively own all right, title and interest in and to, on a TDP-by-TDP basis, all Candidate Strains, Back-Up Strains and other intermediate strains and materials developed, conceived, first reduced to practice or otherwise made, whether solely by or on behalf of Ginkgo, Customer or jointly by the Parties, in the performance of such TDP, but subject to (A) Customer’s selection rights under Section 2.3 of this TSA, and (B) Customer’s ownership of the Collaboration Strain pursuant to Section 9.2(b)(i)(C) above.  Customer, for itself and on behalf of its Affiliates, licensees and sublicenses, and the employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns to Ginkgo (and, to the extent such assignment can only be made in the future, hereby agrees to assign), all right, title and interest in and to each of the foregoing.  Customer will cooperate, and will cause the foregoing persons and entities to cooperate, with Ginkgo to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignments and other documents consistent with such ownership.

(iii)[**].  Ginkgo and Customer [**].

9.3Prosecution and Enforcement Matters.

(a)Prosecution.

(i)By Ginkgo.  As between the Parties, Ginkgo will have the sole responsibility, at its sole cost and expense, for the preparation, filing, prosecution and maintenance of all Patent Rights within the Ginkgo Background IP.  For clarity, Customer will not have any right to review or comment on any of the foregoing activities.

(ii)By Customer.

(A)As between the Parties, Customer will have the sole responsibility, at its sole cost and expense, for the preparation, filing, prosecution and maintenance of all Patent Rights within the Customer Background IP.  For clarity, Ginkgo will not have any right to review or comment on any of the foregoing activities.

(B)As between the Parties, Customer will have the responsibility, at its sole cost and expense, for the preparation, filing, prosecution and maintenance of all Patent Rights within the [**]; provided, however, that, the Parties will coordinate (through the JSC, or, if so formed by the JSC, the IP Subcommittee) to determine what, if any, [**] will be claimed in a patent application.  In making such determination, the JSC or the IP Subcommittee will seek, through commercially reasonable efforts, to maximize the value of any Customer Product that may be Covered by a claim of such proposed patent application (including by optimizing the life cycle of such Customer Product), to reduce the extent to which earlier filings of Patent Rights Covering a Customer Product may be cited as prior art to later filings for Patent Rights, and to reduce any conflicts between [**] (“Prosecution Objectives”).  Without limiting the rights of Ginkgo under the foregoing proviso clause, Customer will furnish to Ginkgo, via electronic mail, or such other method as mutually agreed by the Parties, copies of proposed filings and documents received from outside counsel in the course of the preparation, filing, prosecution and maintenance of Patent Rights within the [**], and such other documents related to such activities, in sufficient time prior to filing such document to allow for review and comment by Ginkgo.  Customer will consider in good faith timely comments from Ginkgo thereon.  Customer will furnish Ginkgo, via electronic mail or such other method as mutually agreed by the Parties, copies of documents filed with the relevant patent offices with respect to the preparation, filing, prosecution and maintenance of Patent Rights within the [**].

(iii)By the Parties Jointly.

(A)Customer and Ginkgo, acting in good faith, will work together to determine a strategy for the preparation, filing, prosecution and maintenance of all Patent Rights within the [**].  Without limiting the foregoing, each Party will furnish to the other Party, via electronic mail, or such other method as mutually agreed by the Parties, copies of proposed filings and documents received from outside counsel in the course of the preparation, filing, prosecution and maintenance of Patent Rights within the [**], and such other documents related to such activities, in sufficient time prior to filing  such document to allow for review and comment by both Parties.  Each Party will consider in good faith timely comments from the other Party thereon.  Each Party will furnish the other Party, via electronic mail or such other method as mutually agreed by the Parties, copies of documents filed with the relevant patent offices with respect to the preparation, filing, prosecution and maintenance of Patent Rights within the [**].

(B)The Parties will have joint responsibility for implementing such strategy, with prosecution counsel mutually agreed by the Parties, and the Parties will make commercially reasonable efforts to achieve the Prosecution Objectives.  In doing so, the Parties will consult with each other on (1) what subject matter and content to claim in any patent applications for [**], (2) responses to office actions received from patent offices in connection with any such patent applications, and (3) the strategy for restriction and election, terminal disclaimer, foreign filing, and abandonment in connection with any such patent applications and any patents issuing thereon.  Ginkgo and Customer will share equally the costs and expenses associated with the foregoing activities with respect to any [**] to the extent Covering subject matter in the Licensed Field and Ginkgo shall solely bear the costs and expenses associated with the foregoing activities with respect to all other [**]. In the event of a dispute between Ginkgo and Customer concerning the filing, prosecution or maintenance of any Patent Rights within the [**], the matter will be escalated to the Senior Executives for resolution through good faith negotiations for a period of up to [**].  If the Senior Executives are unable to resolve the matter within such [**] period (or such longer period as the Parties may agree) after the matter is referred to them in accordance with this Section 9.3(a)(iii)(B), then the matter shall be resolved by binding arbitration in accordance with the process set forth in Schedule 16.1.  Customer will have the exclusive right to determine whether to seek a patent term extension for any issued Patent Rights within the Foreground IP and, if so, for which issued Patent Right(s) within the Foreground IP such extension will be sought.  [**].

(C)In the event that either Party elects to cease to prosecute any patent application, or cease to maintain any issued patent, within the [**] (any such action, “Prosecution Abandonment”), such Party will notify the other Party of such election promptly prior to such Prosecution Abandonment taking effect (the date of such notice, the “Election Date”).  The non-abandoning Party will have the right (but not the obligation) to assume from and after the Election Date the filing or prosecution of such patent application, or the maintenance of such patent, as applicable, continuing in the joint names of the Parties but at such non-abandoning Party’s sole cost and expense.

(b)Enforcement; Defense.

(i)Notice.  During the Term, if either Party learns of any Third Party infringement of any Patent Rights within the Foreground IP, such Party will notify the other Party within [**] of becoming aware of the same.

(ii)Enforcement.

(A)The Parties will [**] any Patent Rights within the Foreground IP to abate any Third Party infringement of the same [**], except in the case of a Competitive Infringement for which Customer will have the rights specified in Section 9.3(b)(ii)(B).

(B)In the case of a Competitive Infringement, Customer will have the [**] right, but not the obligation, at its sole cost and expense and through counsel of its choosing, to seek to abate such Competitive Infringement, or to file suit under any [**] against such Third Party engaging in such Competitive Infringement.  [**].

(iii)Defense.  To the extent either Party receives notice by counterclaim, or otherwise, challenging the invalidity or unenforceability of any Patent Rights within the Foreground IP (a “Third Party Action”), it will notify the other Party, including providing all relevant information related to such claim.  Where such allegation is made by a Third Party that owns or controls, and is developing, producing or commercializing a Competitive Product that infringes such Patent Rights, Customer will have the first right, but not the obligation, to control the defense of such Third Party Action.  If Customer elects not to defend such Third Party Action, or fails to take the requisite actions to defend such Third Party Action within a [**] period or such shorter time if such failure would materially prejudice Customer’s right to defend such Third Party Action, Ginkgo will have the right (but not the obligation) to assume and control such defense.  With respect to other Third Party Actions, the Parties will jointly control the defense of such Third Party Action.

(iv)Withdrawal, Cooperation and Participation.  With respect to any infringement action or Third Party Action identified above in this Section 9.3(b), each Party will cooperate with the other. Specifically, (x) in the case of a Competitive Infringement, Ginkgo will cooperate with Customer and (y) in the case of a Third Party Action, the other Party will cooperate with the Party controlling such action, in each case (x) and (y) as reasonably requested by the controlling Party. Such cooperation includes a Party (A) providing access to relevant documents and other evidence, (B) making itself and its Affiliates, licensees and Sublicensees, and all of its and their respective employees, subcontractors, consultants and agents available at reasonable business hours and for reasonable periods of time, but only to the extent relevant to such action, and (C) if necessary, by bringing such action at the direction of the controlling Party or by being joined as a party plaintiff, subject, for this clause (C), to the controlling Party, if any, agreeing to indemnify such other Party for its involvement in such action and paying those costs and expenses incurred by such other Party in connection therewith.  The Party controlling any such action will keep the other Party reasonably updated with respect to any such action, including providing copies of all documents received or filed in connection with any such action.

(v)Settlement.  With respect to any infringement action in a case of Competitive Infringement, Customer will have the sole right to settle or otherwise dispose of such action on such terms and conditions as such Party will determine in its sole discretion; with respect to other infringement actions or Third Party Actions the Parties shall jointly determine whether and on what terms to settle or otherwise dispose of such action; provided, however, that, notwithstanding the foregoing, no such settlement or other disposition will (A) impose any monetary restriction or obligation on or admit fault of the other Party, or (B) adversely affect the other Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).  For the avoidance of doubt, with respect to any infringement action or Third Party Action for which the Parties are jointly responsible, neither Party shall have the ability to settle or otherwise dispose of such action without the consent of the other Party.

(vi)Damages.  Unless otherwise agreed by the Parties, all monies recovered upon the final judgment or settlement of any action described in this Section 9.3(b) will be used first to reimburse all out-of-pocket costs and expenses incurred by the Parties in connection therewith (including, without limitation, attorneys’ fees).  If such recovery is insufficient to cover all such costs and expenses of both Parties, the controlling Party’s costs and expenses will be paid in full first before any of the other Party’s costs and expenses; provided, that, [**], the Parties shall share equally (50%/50%) with respect to any recovery, even if such recovery in insufficient to cover both Parties’ expenses.  If after such reimbursement any funds remain from such judgments or settlements, such funds will be (A) shared equally (50%/50%) by the Parties with respect to any action or proceeding for which [**].

10.Licenses.

10.1Licenses to Customer. Subject to the terms and conditions of this TSA, for each TDP, Ginkgo hereby grants to Customer:

(a)a non-exclusive, worldwide, fully paid-up, royalty-free license under the Ginkgo Background IP solely as necessary (i) to perform its activities under such TDP, and (ii) to Research, Develop, Produce and Commercialize Customer Products from the Collaboration Strain in the Licensed Field, with the right to grant sublicenses of the license of clause (ii) in accordance with Section 10.3;

(b)a worldwide, fully paid-up, royalty-free license, with the right to grant sublicenses in accordance with Section 10.3, under Ginkgo’s rights in the Foreground IP to Research, Develop, Produce and Commercialize Customer Products in the Licensed Field, which license will be (i) exclusive with respect to Exclusively Licensed Foreground IP and (ii) non-exclusive with respect to the Non-Exclusively Licensed Foreground IP (such license, the “Product License”); and

(c)a non-exclusive, worldwide, fully paid-up, royalty-free license, with the right to grant sublicenses in accordance with Section 10.3, under its rights in the Foreground IP for all uses in the Licensed Field, subject, however, to the exclusive license granted to Customer under Exclusively Licensed Foreground IP of the Product License set forth in Section 10.1(b)(i).

For clarity, notwithstanding the limitations of the license grant of clause (b) above to Customer Products and, with respect to Non-Exclusively Licensed Foreground IP, Ginkgo shall not grant any license to any Third Party that is inconsistent with any license grants to Customer in this Section 10.1 or with Customer’s enforcement rights as set forth in Section 9.3(b).

10.2Licenses to Ginkgo. Subject to the terms and conditions of this TSA, Customer hereby grants to Ginkgo:

(a)a non-exclusive, worldwide, fully paid-up, royalty-free license, with the right to grant sublicenses in accordance with Section 10.3, under the Customer Background IP and Customer’s rights in the Foreground IP to perform its activities under each TDP;

(b)a non-exclusive, worldwide, fully paid-up, royalty-free license and right to use and incorporate in Ginkgo’s database and associated biomaterials repositories (with the right to grant sublicenses in accordance with Section 10.3) all IP embodied in any Collaboration Strain or Back-Up Strain subject, however, to the Product License and other rights granted to Customer; provided that, notwithstanding the foregoing, this section 10.2(b) does not include any license or right under Customer Background IP, [**]

(c)an exclusive, worldwide, fully paid-up, royalty-free license, with the right to grant sublicenses in accordance with Section 10.3, under its rights in all Foreground IP (other than [**]) for any and all products and uses outside of the Licensed Field; and

(d)a non-exclusive, worldwide, fully paid-up, royalty-free license, with the right to grant sublicenses in accordance with Section 10.3, under its rights in the Foreground IP (other than [**]) for all uses in the Licensed Field, subject, however, to the exclusive license granted to Customer under Exclusively Licensed Foreground IP of the Product License set forth in Section 10.1(b)(i).

For clarity, notwithstanding the foregoing license grants to Ginkgo in this Section 10.2, Ginkgo shall not grant any license to any Third Party that is inconsistent with any license grants to Customer in Section 10.1 or with Customer’s enforcement rights as set forth in Section 9.3(b).

10.3Sublicensing.

(a)Customer may grant Sublicenses (through multiple tiers) of, as permitted, the licenses granted to Customer under Section 10.1; provided that in no event will Customer (i) be permitted to grant, or permit the grant of, a Sublicense (whether or not with respect to subcontracting an activity under a TDP) to a Designated Competitor that is a Designated Competitor at the time such Sublicense is granted, or (ii) be permitted to grant, or permit the grant of, a Sublicense to any Third Party that is a Ginkgo Competitor at the time such Sublicense is granted.

(b)Ginkgo may grant Sublicenses (through multiple tiers) of the licenses granted to Ginkgo under Section 10.2; provided that, Ginkgo shall not grant any license to any Third Party that is inconsistent with any license grants to Customer in Section 10.1 or with Customer’s enforcement rights as set forth in Section 9.3(b).

(c)Each Sublicense granted pursuant to this Section 10.3 will be subject and subordinate to, and consistent with, the terms and conditions of this TSA, and will require each Sublicensee thereunder to comply with all applicable terms of this TSA and all Third Party Obligations.  Notwithstanding the grant of any Sublicense, the granting Party will remain primarily liable to the other Party for the performance of all of such granting Party’s obligations under, and such granting Party’s compliance with all provisions of, this TSA.  Within [**] after entering into any Sublicense of Commercialization rights, Customer shall provide Ginkgo [**].

10.4Ginkgo Retained Rights.  Notwithstanding the exclusive license under the Exclusively Licensed Foreground IP granted to Customer under Section 10.1(b)(i), Ginkgo for itself and for its Affiliates and for any of its or their subcontractors, reserves the rights under the Exclusively Licensed Foreground IP to perform itself, and have performed by any such Affiliates and subcontractors, the activities assigned to Ginkgo or its Affiliates in TDPs under this TSA in accordance herewith.

10.5No Implied Licenses. All rights of each Party and its Affiliates in and to any Intellectual Property not expressly licensed to the other Party under this TSA are hereby retained by such Party or its Affiliates, as applicable.  Except as expressly provided in this TSA, no Party will be deemed by estoppel or implication to have granted the other Party any licenses or other right with respect to any Intellectual Property it owns or Controls.

10.6Customer Abandonment.

(a)On a Program-by-Program basis, in the event an Abandonment occurs with respect to such Program (an “Abandoned Program”), Ginkgo will have the right to trigger the consequences set forth in Section 10.6(b) upon written notice to Customer specifying in reasonable detail the basis for such claim and identifying the clause in the definition of Abandonment corresponding to such claim (such notice, the “Abandonment Notice”); provided, that, but only where Ginkgo’s Abandonment Notice refers to clause (b) of the definition of Abandonment as the basis for its claim, (i) within [**] of receipt of an Abandonment Notice, Customer will have the right to request a meeting with Ginkgo to discuss Ginkgo’s abandonment claim (“Abandonment Dispute Notice”), (ii) following such meeting, if the Parties are unable to reach agreement on whether abandonment under this Section 10.6 occurred prior to the Abandonment Notice, either Party may refer the matter for dispute resolution in accordance with Section 16.1, and (iii) the consequences set forth in Section 10.6(b) shall not be effective until an adjudicator has determined that such abandonment has occurred.

(b)Consequences of Customer Abandonment.  Following Ginkgo’s delivery of the Abandonment Notice in connection with a Program, and for such Program, (i) where Ginkgo’s Abandonment Notice refers to clause (a) of the definition of Abandonment as the basis for Ginkgo’s claim, effective immediately upon Customer’s receipt of such Abandonment Notice, and (ii) where Ginkgo’s Abandonment Notice refers to clause (b) of the definition of Abandonment as the basis for Ginkgo’s claim, effective upon (1) the expiration of the [**] period set forth in Section 10.6(a), to the extent Customer does not timely provide an Abandonment Dispute Notice within such time period, (2) the Parties’ mutual agreement that an abandonment under this Section 10.6 has occurred in respect of the Program referenced in the Abandonment Notice, or (3) the determination of an adjudicator of any dispute with respect to Abandonment of a Program in accordance with Section 16.1:

(i)All exclusive licenses granted to Customer under Section 10.1, and all other exclusive rights granted to Customer under this TSA, with respect to the Candidate Strains, Back-Up Strains, Collaboration Strain and Customer Product for such Program (each, an “Abandoned Product”) shall immediately become non-exclusive, without any further action of either Party; and

(ii)Customer’s right to enforce and defend Patent Rights within the Foreground IP with respect to Competitive Infringement relating to any Competitive Product of each such Abandoned Product, as set forth in Section 9.3(b)(ii)(B) and Section 9.3(b)(iii), shall immediately terminate, with any such enforcement or defense thereafter governed by the terms of Section 9.3(b)(ii)(A).

(c)Customer Annual Reports. On a Program-by-Program basis, during the Term and thereafter until such time as Customer or any of its Affiliates or Sublicensees has obtained a Regulatory Approval for a Customer Product under such Program, within [**] after the end of each Calendar Year, Customer shall submit to Ginkgo a [**] written report [**].  For clarity, such reports shall include [**].

11.Confidentiality.

11.1Confidentiality.

(a)Each Party acknowledges that during the Term, each such Party (the “Receiving Party”) may have access to and become acquainted with Confidential Information belonging to the other Party and its Affiliates, licensors or licensees (the “Disclosing Party”).  In addition, each Receiving Party acknowledges that: (i) the Disclosing Party has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Disclosing Party with a competitive advantage over others in the marketplace; and (iii) the Disclosing Party would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public.  No Receiving Party will, directly or indirectly, disclose or use at any time, including use for personal, commercial or proprietary advantage or profit, either during their association with the other Party or thereafter, any Confidential Information of the Disclosing Party which the Receiving Party is or becomes aware.  Each Receiving Party in possession of Confidential Information of the Disclosing Party will take measures it normally takes with respect to information of a like type to safeguard such information and to protect it against unauthorized disclosure, misuse, espionage, loss and theft, which measures shall be no less than a reasonable standard of care.  The terms of this TSA will be deemed to be the Confidential Information of both Parties.  The Parties acknowledge that Confidential Information has been exchanged between the Parties prior to the Effective Date pursuant to the Confidentiality Agreement.  The Parties agree that as of the Effective Date the Confidentiality Agreement is hereby terminated without further force and effect and is superseded by this TSA, and all obligations between the Parties relating to all such Confidential Information exchanged before the Effective Date will be governed by this Article 11.

(b)Nothing contained in Section 11.1(a) will prevent a Receiving Party or any of its Affiliates and Representatives from disclosing (and in the case of clauses (v), (vi) and (vii), below, using) Confidential Information of the Disclosing Party: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Party or, in the case of Customer, otherwise reasonably necessary to seek Regulatory Approval for Customer Products in the Licensed Field; (iii) to the extent compelled by legal process; (iv) to such Receiving Party’s Affiliates and its and their Representatives, who, in the reasonable judgment of such Receiving Party, have a need to know such information for purposes of assisting the Receiving Party in performing its obligations or exercising its rights hereunder, and are under binding (whether fiduciary, statutory or otherwise) obligations to maintain its confidentiality which are at least as stringent as those set forth herein (but of duration customary in confidentiality agreements entered into for a similar purpose); (v) to such Receiving Party’s bona fide actual or prospective acquirers, underwriters, investors, lenders or other financing sources, subcontractors, collaborators, licensors, sublicensees, licensees, or strategic partners, and to employees, directors, agents, consultants, and advisers of any such Third Parties, who, in the reasonable judgment of such Receiving Party, have a need to know such information for purposes of assisting the Receiving Party in performing its obligations or exercising its rights hereunder, and are under binding (whether fiduciary, statutory or otherwise) obligations to maintain its confidentiality which are at least as stringent as those set forth herein (but of duration customary in confidentiality agreements entered into for a similar purpose); (vi) to exercise such Receiving Party’s rights and licenses granted under this TSA; and (vii) to perform such Receiving Party’s obligations to the Disclosing Party or its

Affiliates under this TSA; provided, however, that in the case of clause (i), (ii) and (iii), if legally permitted, such Receiving Party will notify the Disclosing Party of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Confidential Information of the Disclosing Party so disclosed is accorded confidential treatment reasonably satisfactory to the Disclosing Party, when and if available.  For the avoidance of doubt, Customer Materials provided by Customer to Ginkgo hereunder or under any TDP shall be used by Ginkgo solely to perform the Technical Services for Customer and for no other purpose, notwithstanding any license grant hereunder.

(c)The restrictions of Section 11.1(a) will not apply to Confidential Information of a Disclosing Party that: (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party in violation of this TSA; (ii) is or becomes available to such Receiving Party or any of its Affiliates or Representatives on a non-confidential basis prior to its disclosure to such Receiving Party and any of its Affiliates or Representatives in compliance with this TSA; (iii) is or has been independently developed or conceived by such Receiving Party without use of Confidential Information of such Disclosing Party; or (iv) becomes available to such Receiving Party or any of its Affiliates or Representatives on a non-confidential basis from a source other than such Disclosing Party or any of its Affiliates or Representatives; provided, however, that such source is not known by the recipient of the Confidential Information of such Disclosing Party to be bound by a confidentiality agreement with such Disclosing Party or its Affiliates or Representatives.

(d)During the Term, each Party will, and will cause its Affiliates to, submit to the other Party for review and approval any proposed academic, scientific and medical publication or public presentation to the extent it includes Confidential Information of the other Party or its Affiliates.  In each such instance, such review and approval will be conducted for the purposes of preserving the value of the rights granted under this TSA and determining whether any portion of the proposed publication or presentation containing such Confidential Information should be modified or deleted.  Notwithstanding anything to the contrary, a Party may require, in its reasonable discretion, that the other Party redact any Confidential Information of the reviewing Party from any such proposed publication or presentation.  Each Party hereby agrees to comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication.

(e)No Disclosing Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing information pursuant to this TSA, or any of its confidential or proprietary information to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections.  The Parties: (i) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (ii) may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (iii) intend that such privileges and protections remain intact should any Party become subject to any actual or threatened proceeding to which the Disclosing Party’s information covered by such protections and privileges relates; and (iv) intend that after the Effective Date both the Receiving Party and the Disclosing Party will have the right to assert such protections and privileges.

(f)The provisions of this Section 11.1 will continue to apply to the Parties until the date which is [**] following the expiration of the Term or termination of this TSA; provided, however, that, with respect to any scientific or technical information constituting Confidential Information of a Party, such provisions will continue to apply to the Parties in perpetuity.

11.2Publicity.  Neither Party, nor any of its Affiliates or Representatives, will issue any press release or make any other public announcement with respect to this TSA or the transactions contemplated herein, without obtaining the prior written approval of the other Party, except in case of public announcements required under the rules of any stock exchange on which the equity interests of a such Party or its Affiliates (or any successor entity) are listed or any Applicable Law or governmental requirement.  Notwithstanding anything to the contrary in this TSA, either Party (or its Affiliates) may disclose (a) this TSA (and a summary thereof) and (b) information specifically relating to the progress of Development or Commercialization of (i) Customer Products and Back-Up Strains (so long as they remain Customer Products or Back-Up Strains), with respect to Customer, or (ii) products within the scope of Ginkgo’s licenses or retained rights, with respect to Ginkgo, in securities filings with the U.S. Securities and Exchange Commission or an equivalent foreign agency to the extent required by Applicable Law, provided, however, that neither Party shall make any such disclosure that would put at risk either Party’s right to seek, file, prosecute, maintain, defend or enforce Patent Rights as permitted by this TSA without the prior written consent of the other Party.  In such event, such Party seeking such disclosure will prepare such summary and a proposed redacted version of this TSA to request confidential treatment for such agreements, and the other Party may promptly (and in any event, no less than [**] after receipt of such summary and proposed redactions) provide its comments.  The Party seeking such disclosure will reasonably consider any such comments provided by the other Party within such [**] period. The initial press release regarding this TSA shall be jointly issued on a timing agreed by the Parties following the Effective Date, but in any event prior to or simultaneous with any obligation by Customer to disclose such press release in a current report on Form 8-K.

12.Representations and Warranties.

12.1Representations and Warranties of the Parties.  Each of Customer and Ginkgo hereby represents and warrants to the other as of the Effective Date that:

(a)It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b)It (i) has the requisite power and authority and the legal right to enter into this TSA and to perform its obligations hereunder, and (ii) has taken all requisite action on its part to authorize the execution and delivery of this TSA and the performance of its obligations hereunder.

(c)Its execution, delivery and performance of this TSA (i) will constitute a legal, valid, binding and enforceable obligation on it, and (ii) will not constitute a default under or conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d)It has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons or entities required to be obtained by it in connection with the execution and delivery of this TSA.

12.2Additional IP Representations and Warranties of the Parties.  Each of Customer and Ginkgo hereby represents and warrants to the other as of the Effective Date that:

(a)it owns or has the right to use, in the case of Customer, the Customer Background IP existing as of the Effective Date, and, in the case of Ginkgo, the Ginkgo Background IP, existing as of the Effective Date, free and clear of any liens, charges and encumbrances (other than licenses granted to Third Parties that are not inconsistent with the rights and licenses granted to the other Party hereunder and other than the licenses granted to the other Party hereunder); provided, however, that the foregoing is not a representation of non-infringement of the Intellectual Property of another Person.

12.3Covenants.

(a)By Each Party.  Each Party hereby covenants to the other Party that, except as expressly permitted under this TSA, during the Term, it will not amend, modify or terminate any In-License Agreements to which it is a party in a manner that would have a material adverse effect on such other Party’s rights under this TSA.  Each Party shall comply, and will ensure that its Affiliates and Sublicensees, and each of its and their respective employees, contractors and agents, comply, with all local, state and international laws, rules and regulations relating to the Development, Production and Commercialization of the Customer Products and use of the Collaboration Strains, including all export control laws, anti-corruption laws, anti-kickback laws and data or patient privacy laws.

(b)By Ginkgo.

(i)Ginkgo shall not incorporate into any Collaboration Strain or Back-Up Strain generated by Ginkgo under any TDP hereunder any Intellectual Property of a Third Party, whether or not Controlled by Ginkgo, without Customer’s prior written consent.

(ii)Ginkgo shall not use in any capacity in connection with the performance of its obligation under a TDP, any Person who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction.  Ginkgo shall inform Customer in writing promptly upon learning that it or any Person that is performing, or has performed, activities under a TDP on behalf of Ginkgo or any of its Affiliates is debarred or is the subject of a conviction described in Section 306 of the FD&C Act or if any action, suit, claim, investigation or legal or administrative proceeding is pending or is threatened, relating to the debarment or conviction of Ginkgo, any of its Affiliates or any such Person.

(iii)Ginkgo will reasonably cooperate with Customer to provide Confidential Information, including chemical and biological materials, reasonably necessary for Customer to seek Regulatory Approval for Customer Products in the Licensed Field.

(c)By Customer.  Customer shall not use, in any capacity, in connection with the performance of its obligations under a TDP or the exercise of its rights or licenses granted hereunder, any Person who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction. Customer shall inform Ginkgo in writing promptly upon learning that it or any Person that is performing, or has performed, activities under a TDP, or in connection with the exercise by Customer or any of its Affiliates of Customer’s rights or licenses granted hereunder, is debarred or is the subject of a conviction described in Section 306 of the FD&C Act or if any action, suit, claim, investigation or legal or administrative proceeding is pending, or is threatened, relating to the debarment or conviction of Customer, any of its Affiliates or any such Person.

12.4Disclaimer of Warranties.  EXCEPT FOR THOSE WARRANTIES EXPRESSLY MADE IN THIS TSA, NEITHER PARTY MAKES, AND EACH PARTY DISCLAIMS, ANY AND ALL WARRANTIES OF ANY KIND, EITHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE CUSTOMER LICENSED IP, THE GINKGO LICENSED IP, THE PROVISION OF TECHNICAL SERVICES, THE GINKGO FOUNDRY, OR THE PROVISION OF ANY BIOLOGICAL OR OTHER MATERIALS PROVIDED BY OR ON BEHALF OF A PARTY, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT.

13.Indemnification.

13.1Third Party Claims. Each Party (the “Indemnifying Party”) will defend, indemnify and hold the other Party (the “Indemnified Party”) and its Affiliates and its and their directors, officers, employees, agents and consultants and legal, financial, accounting and other advisors (“Related Persons”) harmless from and against any and all liabilities and damages (including reasonable attorneys’ fees) (“Losses”) resulting from any claims, demands, suits or proceedings by a Third Party (“Claims”) to the extent arising out of or based upon: (a) in the case that Customer is the Indemnifying Party, (i) the Customer Materials, including their presence or use at the Ginkgo foundry or the Ginkgo facilities, and (ii) the Research, Development, Production and Commercialization of Customer Products in the Licensed Field by or on behalf of Customer or any of its Affiliates, licensees or Sublicensees or the exercise by Customer or any of its Affiliates, licensees or Sublicensees of any license granted by Ginkgo to Customer hereunder, and (b) in the case that Ginkgo or Customer is the Indemnifying Party, (i) a breach of any representation, warranty or covenant made or given under this TSA by such Indemnifying Party, or (ii) the negligence, recklessness or willful misconduct of such Indemnifying Party or any of its Related Persons during the course of activities carried out in connection with this TSA, and (c) in the case that Ginkgo is the Indemnifying Party, the operation of the Ginkgo foundry by Ginkgo (except to the extent covered by subclause (a)(i) of this Section 13.1) or any of its Affiliates, licensees or Sublicensees or the exercise by Ginkgo or any of its Affiliates, licensees or Sublicensees of any license granted by Customer to Ginkgo hereunder for any purpose other than to perform Technical Services for Customer hereunder.  The indemnification obligations set forth in this Section 13.1 do not apply to the extent that the Losses arise in whole or in part from (A) the negligence, recklessness or willful misconduct of the Indemnified Party or any of its Related Persons, (B) the material breach of any representation, warranty or covenant made or given under this TSA by the Indemnified Party or any of its Related Persons, or (C) a failure to comply with Applicable Laws by the Indemnified Party or any of its Related Persons.

13.2Defense.  Each Party will notify the other Party promptly upon learning of a Claim that is subject to indemnification pursuant to Section 13.1; provided, however, that any failure by the Indemnified Party to provide prompt notice to the Indemnifying Party will not relieve such Indemnifying Party from, or reduce its, indemnification obligation under Section 13.1, unless any delay in providing notice results in actual prejudice to the Indemnifying Party.  The Indemnifying Party may control, at its own expense, the defense of the Claim in good faith with counsel of its choice as long as such counsel is reasonably acceptable to the Indemnified Party.  The Indemnified Party will use reasonable efforts to cooperate in the defense and may participate at its own expense using its own counsel.  No compromise or settlement of any Claim may be made by the Indemnifying Party without the Indemnified Party’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless (a) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person, (b) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (c) the Indemnified Party’s rights under this TSA are not adversely affected.

13.3Limitations of Liability.

(a)NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY CLAIMS FOR CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE, BUSINESS INTERRUPTION, EXEMPLARY OR INDIRECT DAMAGES OR LOST PROFITS, ARISING UNDER STATUTE, IN TORT OR CONTRACT OR OTHERWISE IN CONNECTION WITH OR RESULTING FROM THE PARTIES’ PERFORMANCE UNDER THIS TSA.  THE FOREGOING LIMITATION WILL NOT LIMIT EITHER PARTY’S LIABILITY WITH RESPECT TO (I) A PARTY’S BREACH OF THE CONFIDENTIALITY AND NON-USE PROVISIONS IN SECTION 11, (II) A PARTY’S FRAUD OR WILLFUL MISCONDUCT, AND (III) THE OBLIGATIONS OF EACH PARTY FOR THE INDEMNIFICATION OF THIRD PARTY CLAIMS UNDER SECTION 13.

(b)EXCEPT FOR (I) A PARTY’S BREACH OF THE CONFIDENTIALITY AND NON-USE PROVISIONS IN SECTION 11, (II) A PARTY’S FRAUD OR WILLFUL MISCONDUCT, (III) A PARTY’S BREACH OF ITS ASSIGNMENT OBLIGATION OF FOREGROUND IP UNDER THIS TSA, AND (IV) THE OBLIGATIONS OF EACH PARTY FOR THE INDEMNIFICATION OF THIRD PARTY CLAIMS UNDER SECTION 13.1, IN NO EVENT WILL EITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER FOR ALL CLAIMS OF ANY KIND (INCLUDING NEGLIGENCE) FOR ANY LOSS OR DAMAGE ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM THIS TSA OR FROM PERFORMANCE OR BREACH THEREOF EXCEED [**].

13.4Insurance.  Each Party will obtain and maintain, during the Term and for a period of [**] thereafter, with a reputable, solvent insurer, general liability insurance (including liability for property damage, product liability, personal injury and contractual liability) adequate to cover its obligations under this TSA and consistent with normal business practices of prudent companies similarly situated as such Party.  Upon request, a Party will provide the other Party with evidence of the existence and maintenance of such insurance coverage.

14.TSA Term and Termination.

14.1TSA Term.  Unless earlier terminated in accordance with the provisions of Section 14.2, this TSA is effective as of the Effective Date and will terminate upon the first to occur of (a) exhaustion of the Prepayment in full or (b) the fifth (5th) anniversary of the Effective Date (the “Initial Term”), provided that if, the Initial Term expires pursuant to the foregoing clause (b) and the Prepayment balance as of the fifth (5th) anniversary of the Effective Date is greater than zero U.S. Dollars (US$0.00), this TSA will automatically extend beyond the Initial Term for up to three (3) years after the expiration of the Initial Term, one (1) Calendar Quarter at a time, so long as both (A) the Prepayment balance at the commencement of such Calendar Quarter is greater than zero U.S. Dollars (US$0.00) and (B) the total quarterly usage for Technical Services under this TSA during the immediately preceding Calendar Quarter exceeded [**] U.S. Dollars (US$[**]) (any such extension, the “Extended Term” and, together with the Initial Term, the “Term”).  For clarity, in the event the provisions of the foregoing proviso apply, Customer will have the right to propose, for approval by the JSC in accordance with Section 3, new TDPs during such three (3) year period (or a shorter time period depending on Customer’s satisfaction of the foregoing clause (B) requirement).

14.2Termination Rights.

(a)Termination by Mutual Agreement.  At any time during the Term, the Parties may mutually agree in writing to terminate this TSA in its entirety, for any reason or no reason.

(b)Termination for Convenience by Customer.  Following the one (1) year anniversary of the Effective Date, Customer will have the right to terminate this TSA in its entirety for its convenience upon ninety (90) days’ prior written notice to Ginkgo.

(c)Termination for Insolvency.  If, at any time during the Term (i) a case is commenced by or against either Party under Title 11, United States Code, as amended (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within sixty (60) days after the commencement thereof, (ii) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (iii) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (iv) a receiver or custodian is appointed for either Party’s business, or (v) a substantial portion of either Party’s business is subject to attachment or similar process; then, in any such case ((i), (ii), (iii), (iv) or (v)), the other Party may terminate this TSA upon written notice to the extent permitted under Applicable Law.

(d)Termination for Party Change of Control.

(i)If, at any time during the Term, either Party intends to complete a Change of Control with a Third Party (the “CoC Party”), the CoC Party will deliver a written notice to the other Party (such notice, the “Transaction Notice”) at least [**] before completing or closing such Change of Control or, if earlier, prior to disclosing an unredacted form of this TSA, which Transaction Notice will include the name of the applicable acquiror.  In addition, if the CoC Party completes or closes a Change of Control, such CoC Party will so notify the other Party within [**] of such closing.  Without limiting the foregoing, if any such Change of Control is structured as a sign and close, the CoC Party will provide to the other Party a Transaction Notice promptly after signing and in any event at least [**] before completing or closing such Change of Control.

(ii)Notwithstanding anything to the contrary in Section 14.2(d)(i), in the event that Customer intends to complete a Change of Control with a Third Party that is a Ginkgo Competitor, including, for the avoidance of doubt, with a Designated Competitor, Ginkgo will have the right to terminate this TSA in its entirety upon written notice to Customer at any time during the period beginning on the date that Ginkgo receives a Transaction Notice from Customer and ending on the earlier of (i) the date that is [**] after the date Ginkgo receives notice of the closing of the Change of Control that is the subject of such Transaction Notice, or (ii) the date on which Customer notifies Ginkgo that such Change of Control will not be completed or will not be closed.  Such termination shall be effective [**] after such termination notice is delivered to Customer by Ginkgo; provided that, if Ginkgo exercises its termination right prior to the occurrence of such Change of Control being completed or closing, such termination by Ginkgo will be effective only upon the date such Change of Control is completed or closed, or if later, [**] after such Ginkgo termination letter is delivered (“Customer CoC Termination Date”).

(iii)Notwithstanding anything to the contrary in Section 14.2(d)(i), in the event that Ginkgo intends to complete a Change of Control with a Third Party that is a Customer Competitor, Customer will have the right to terminate this TSA in its entirety upon written notice to Ginkgo at any time during the period beginning on the date that Customer receives a Transaction Notice from Ginkgo and ending on the earlier of (i) the date that is [**] after the date Customer receives notice of the closing of the Change of Control that is the subject of such Transaction Notice, or (ii) the date on which Ginkgo notifies Customer that such Change of Control will not be completed or will not be closed. Such termination shall be effective [**] after such termination notice is delivered to Ginkgo by Customer; provided that, if Customer exercises its termination right prior to the occurrence of such Change of Control being completed or closing, such termination by Customer will be effective only upon the date such Change of Control is completed or closed, or if later, [**] after such Customer termination letter is delivered (“Ginkgo CoC Termination Date”).

(e)Termination for Non-Use of Technical Services.  Within [**] following the third (3rd) anniversary of the Effective Date, Customer will have a one-time right to terminate this TSA in its entirety upon [**] prior written notice to Ginkgo, if, and only if, on the third (3rd) anniversary of the Effective Date, Ginkgo has failed to either (a) initiate an aggregate of [**] TDPs under this TSA, if at least [**] TDPs have been approved by the JSC as of such date or (b) file, and/or co-own with Customer, at least [**] Patent Rights arising from the Foreground IP.  To the extent one of the preceding conditions has been met and Customer fails to deliver Ginkgo with a notice to terminate under this Section 14.2(e) within such [**] period, Customer’s right to terminate under this Section 14.2(e) shall cease.

14.3Effects of Termination.

(a)Upon expiration of the Term of this TSA:

(i)subject to Customer’s continued payment for Technical Services Charges associated therewith, any active TDPs as of the date of such expiration will be completed, including any such active TDPs that may have been added by Customer pursuant to its rights under the last sentence of Section 14.1 but provided no such continued activities will continue later than the eighth (8th) anniversary of the Effective Date unless mutually agreed in writing by the Parties; provided, that for any such active TDP as of the date of such eighth (8th) anniversary for which Candidate Strains have been identified and Developed thereunder, for a period of [**] from the date of such eighth (8th) anniversary, Customer shall have the right to designate one (1) Collaboration Strain for each such TDP and up to, but no more than, [**] Back-Up Strains for each TDP and the procedures set forth in Section 2.3 shall apply;

(ii)(A) all licenses granted under Section 10.1 by Ginkgo to Customer will survive and become perpetual, irrevocable and non-terminable, unless and until an Abandonment in which case such licenses will convert to non-exclusive for the Program that is the subject of such Abandonment, and (B) all licenses granted under Section 10.2 by Customer to Ginkgo will survive and become perpetual, irrevocable and non-terminable, provided, however, that, in case of (A) and (B), such licenses will be limited to Intellectual Property of such granting Party existing as of the effective date of such termination (but will include, for clarity, as to Patent Rights, within such Intellectual Property Rights, any other patents or patent applications that claim priority, directly or indirectly, to any such preexisting Patent Rights);

(iii)upon the occurrence of the eighth (8th) anniversary of the Effective Date, Ginkgo will retain the balance, if any, of the Prepayment remaining on such date;

(iv)except in the case of any Confidential Information of the other Party that is the subject of a Party’s surviving licenses pursuant Section 14.3(a)(ii), each Party will promptly return to the other Party (or as directed by such other Party destroy and certify to such other Party in writing such destruction) all of such other Party’s Confidential Information provided by or on behalf of such other Party that is in the possession or control of such Party (or any of its Affiliates, Sublicensees or subcontractors), except that such Party will have the right to retain one (1) copy of intangible Confidential Information of such other Party, only for legal purposes; and

(v)the JSC and, if one was established, the IP Committee or each Program Team, will be dissolved as of the expiration date, provided, however, that, for any surviving provisions requiring action or decision by the JSC, IP Committee or Program Team, each Party hereby appoints its respective Senior Executive to perform such action or make such decision.

(b)Upon termination of this TSA by Customer pursuant to Section 14.2(b) (Termination for Convenience by Customer) or Section 14.2(e) (Termination for Non-Use of Technical Services) or by the Parties pursuant to Section 14.2(a) (Termination by Mutual Agreement):

(i)any and all active TDPs as of the date of such termination will terminate and an orderly wind-down of any work being performed thereunder will be undertaken;

(ii)(A) all licenses granted under Section 10.1 by Ginkgo to Customer will survive and become perpetual, irrevocable and non-terminable, unless and until an Abandonment in which case such licenses will convert to non-exclusive for the Program that is the subject of such Abandonment, and (B) all licenses granted under Section 10.2 by Customer to Ginkgo will survive and become perpetual, irrevocable and non-terminable, provided, however, that, in case of (A) and (B), such licenses will be limited to Intellectual Property of such granting Party existing as of the effective date of such termination (but will include, for clarity, as to Patent Rights, within such Intellectual Property Rights, any other patents or patent applications that claim priority, directly or indirectly, to any such preexisting Patent Rights);

(iii)Ginkgo will retain the balance, if any, of the Prepayment remaining on the date of such termination, except, if such termination is by Customer pursuant to Section 14.2(e), in which case Ginkgo will repay to Customer, promptly following the date of such termination, any remaining unused balance of the Prepayment up to a maximum of U.S. $10,000,000;

(iv)except in the case of any Confidential Information of the other Party that is the subject of a Party’s surviving licenses pursuant Section 14.3(b)(ii), each Party will promptly return to the other Party (or as directed by such other Party destroy and certify to such other Party in writing such destruction) all of such other Party’s Confidential Information provided by or on behalf of such other Party that is in the possession or control of such Party (or any of its Affiliates, Sublicensees or subcontractors), except that such Party will have the right to retain one (1) copy of intangible Confidential Information of such other Party, only for legal purposes; and

(v)the JSC and, if one was established, the IP Committee or each Program Team, will be dissolved as of the expiration date, provided, however, that, for any surviving provisions requiring action or decision by the JSC, IP Committee or Program Team, each Party hereby appoints its respective Senior Executive to perform such action or make such decision.

(c)Upon termination of this TSA by Customer pursuant to Section 14.2(c) (Ginkgo’s Insolvency):

(i)any and all active TDPs as of the date of such termination will terminate immediately and an orderly wind-down of any work being performed thereunder will be undertaken; provided, that for any such active TDP as of the date of such termination for which Candidate Strains have been identified and Developed thereunder, for a period of [**] from the effective date of termination, Customer shall have the right to designate one (1) Collaboration Strain for each such TDP and up to, but no more than, [**] Back-Up Strains for each TDP and the procedures set forth in Section 2.3 shall apply;

(ii)all licenses granted under Section 10.1 by Ginkgo to Customer will survive and become perpetual, irrevocable and non-terminable, provided, however, that such licenses will be limited to Intellectual Property of Ginkgo existing as of the effective date of such termination (but will include, for clarity, as to Patent Rights, within such Intellectual Property Rights, any other patents or patent applications that claim priority, directly or indirectly, to any such preexisting Patent Rights);

(iii)all licenses granted under Section 10.2 by Customer to Ginkgo will become perpetual, irrevocable and non-terminable and will survive and become perpetual, irrevocable and non-terminable, provided, that, such licenses will be limited to Intellectual Property of Customer existing as of the effective date of such termination (but will include, for clarity, as to Patent Rights, within such Intellectual Property Rights, any other patents or patent applications that claim priority, directly or indirectly, to any such preexisting Patent Rights);

(iv)to the extent the Prepayment balance, as of the effective date of termination, is greater than zero U.S. Dollars (US$0.00), Ginkgo will pay to Customer the amount of such balance in cash promptly following the date of such termination; provided, however, that such repayment will be made after Customer has paid for any and all Technical Services Charges that have accrued as of such effective date of termination and which are to be paid for by drawing-down from the Prepayment;

(v)except in the case of any Confidential Information of the other Party that is the subject of a Party’s surviving licenses pursuant Section 14.3(c)(ii) or Section 14.3(c)(iii), as applicable, each Party will promptly return to the other Party (or as directed by such other Party destroy and certify to such other Party in writing such destruction) all of such other Party’s Confidential Information provided by or on behalf of such other Party that is in the possession or control of such Party (or any of its Affiliates, Sublicensees or subcontractors), except that such Party will have the right to retain one (1) copy of intangible Confidential Information of such other Party, only for legal purposes; and

(vi)at Customer’s election by written notice to Ginkgo, the JSC and, if one was established, the IP Committee or each Program Team, will be dissolved as of the expiration date, provided, however, that, for any surviving provisions requiring action or decision by the JSC, IP Committee or Program Team, each Party hereby appoints its respective Senior Executive to perform such action or make such decision.

(d)Upon termination of this TSA by Customer pursuant to Section 14.2(d) (Ginkgo’s Change of Control):

(i)any and all active TDPs as of the date of such termination will terminate on the Ginkgo CoC Termination Date and an orderly wind-down of any work being performed thereunder will be undertaken during the period preceding the Ginkgo CoC Termination Date; provided, that for any such active TDP as of the date of such termination for which Candidate Strains have been identified and Developed thereunder, for a period of [**] from the Ginkgo CoC Termination Date, Customer shall have the right to designate one (1) Collaboration Strain for each such TDP and up to, but no more than, [**] Back-Up Strains for each TDP and the procedures set forth in Section 2.3 shall apply;

(ii)(A) all licenses granted under Section 10.1 by Ginkgo to Customer will survive and become perpetual, irrevocable and non-terminable, unless and until an Abandonment, in which case such licenses will convert to non-exclusive for the Program that is the subject of such Abandonment, and (B) all licenses granted under Section 10.2 by Customer to Ginkgo will survive and become perpetual, irrevocable and non-terminable, provided, however, that, in case of (A) and (B), such licenses will be limited to Intellectual Property of such granting Party existing as of the Ginkgo CoC Termination Date (but will include, for clarity, as to Patent Rights, within such Intellectual Property Rights, any other patents or patent applications that claim priority, directly or indirectly, to any such preexisting Patent Rights);

(iii)to the extent the Prepayment balance, as of the effective date of termination, is greater than zero U.S. Dollars (US$0.00), Ginkgo will pay to Customer the amount of such balance in cash promptly following the date of such termination; provided, however, that such repayment will be made after Customer has paid for any and all Technical Services Charges that have accrued as of such effective date of termination and which are to be paid for by drawing-down from the Prepayment;

(iv)except in the case of any Confidential Information of the other Party that is the subject of a Party’s surviving licenses pursuant Section 14.3(d)(ii), each Party will promptly return to the other Party (or as directed by such other Party destroy and certify to such other Party in writing such destruction) all of such other Party’s Confidential Information provided by or on behalf of such other Party that is in the possession or control of such Party (or any of its Affiliates, Sublicensees or subcontractors), except that such Party will have the right to retain one (1) copy of intangible Confidential Information of such other Party, only for legal purposes; and

(v)at Customer’s election by written notice to Ginkgo, the JSC and, if one was established, the IP Committee or each Program Team, will be dissolved as of the expiration date, provided, however, that, for any surviving provisions requiring action or decision by the JSC, IP Committee or Program Team, each Party hereby appoints its respective Senior Executive to perform such action or make such decision.

(e)Upon termination of this TSA by Ginkgo pursuant to Section 14.2(c) (Customer’s Insolvency):

(i)any and all active TDPs as of the date of such termination will terminate immediately and an orderly wind-down of any work being performed thereunder will be undertaken;

(ii)all licenses granted under Section 10.1 by Ginkgo to Customer will become perpetual, irrevocable and non-terminable and will survive and become perpetual, irrevocable and non-terminable, unless and until an Abandonment, in which case such licenses will convert to non-exclusive for the Program that is the subject of such Abandonment, provided, that, such licenses will be limited to Intellectual Property of Ginkgo existing as of the effective date of such termination (but will include, for clarity, as to Patent Rights, within such Intellectual Property Rights, any other patents or patent applications that claim priority, directly or indirectly, to any such preexisting Patent Rights); provided, further, that, notwithstanding the foregoing, [**];

(iii)all licenses granted under Section 10.2 by Customer to Ginkgo will survive and become perpetual, irrevocable and non-terminable, provided, however, that, such licenses will be limited to Intellectual Property of Customer existing as of the effective date of such termination (but will include, for clarity, as to Patent Rights, within such Intellectual Property Rights, any other patents or patent applications that claim priority, directly or indirectly, to any such preexisting Patent Rights);

(iv)Ginkgo will retain the balance, if any, of the Prepayment remaining on the date of such termination;

(v)except in the case of any Confidential Information of the other Party that is the subject of a Party’s surviving licenses pursuant Section 14.3(e)(ii) or Section 14.3(e)(iii), as applicable, each Party will promptly return to the other Party (or as directed by such other Party destroy and certify to such other Party in writing such destruction) all of such other Party’s Confidential Information provided by or on behalf of such other Party that is in the possession or control of such Party (or any of its Affiliates, Sublicensees or subcontractors), except that such Party will have the right to retain one (1) copy of intangible Confidential Information of such other Party, only for legal purposes; and

(vi)the JSC and, if one was established, the IP Committee or each Program Team, will be dissolved as of the expiration date, provided, however, that, for any surviving provisions requiring action or decision by the JSC, IP Committee or Program Team, each Party hereby appoints its respective Senior Executive to perform such action or make such decision.

(f)Upon termination of this TSA by Ginkgo pursuant to Section 14.2(d) (Customer’s Change of Control):

(i)any and all active TDPs as of the date of such termination will terminate on the Customer CoC Termination Date and an orderly wind-down of any work being performed thereunder will be undertaken during the period preceding the Customer CoC Termination Date; provided, that to the extent Ginkgo terminates this TSA pursuant to Section 14.2(d) due to a Change of Control, or proposed Change of Control, of Customer with a Designated Competitor, all active TDPs shall terminate immediately upon the Customer CoC Termination Date without any wind-down work required to be undertaken thereunder;

(ii)all licenses granted under Section 10.1 by Ginkgo to Customer will survive and become perpetual, irrevocable and non-terminable, unless and until an Abandonment in which case such licenses will convert to non-exclusive for the Program that is the subject of such Abandonment, provided, however, that such licenses will be limited to Intellectual Property of Ginkgo existing as of the Customer CoC Termination Date (but will include, for clarity, as to Patent Rights, within such Intellectual Property Rights, any other patents or patent applications that claim priority, directly or indirectly, to any such preexisting Patent Rights); and, further provided, however, that, if Ginkgo terminated this TSA pursuant to such Section 14.2(d) due to a Change of Control, or proposed Change of Control, of Customer with a Designated Competitor, then all licenses granted under Section 10.1 by Ginkgo to Customer shall terminate immediately on the Customer CoC Termination Date, with no further action required by the Parties;

(iii)all licenses granted under Section 10.2 by Customer to Ginkgo will survive and become perpetual, irrevocable and non-terminable, provided, however, that, such licenses will be limited to Intellectual Property of Customer existing as of the effective date of such termination (but will include, for clarity, as to Patent Rights, within such Intellectual Property Rights, any other patents or patent applications that claim priority, directly or indirectly, to any such preexisting Patent Rights);

(iv)Ginkgo will retain the balance, if any, of the Prepayment remaining on the date of such termination;

(v)except in the case of any Confidential Information of the other Party that is the subject of a Party’s surviving licenses pursuant Section 14.3(f)(ii) or Section 14.3(f)(iii), as applicable, each Party will promptly return to the other Party (or as directed by such other Party destroy and certify to such other Party in writing such destruction) all of such other Party’s Confidential Information provided by or on behalf of such other Party that is in the possession or control of such Party (or any of its Affiliates, Sublicensees or subcontractors), except that such Party will have the right to retain one (1) copy of intangible Confidential Information of such other Party, only for legal purposes; and

(vi)the JSC and, if one was established, the IP Committee or each Program Team, will be dissolved as of the expiration date, provided, however, that, for any surviving provisions requiring action or decision by the JSC, IP Committee or Program Team, each Party hereby appoints its respective Senior Executive to perform such action or make such decision.

14.4Additional Effects of Expiration or Termination; Survival.

(a)Additional Effects of Expiration or Termination.  Expiration or termination for any reason of this TSA will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have hereunder or under Applicable Law or in equity.

(b)Survival.  In addition to the termination consequences set forth in Section 14.3 (and any Sections referenced therein) and this Section 14.4, the following provisions of this TSA will survive expiration or termination of this TSA for any reason:  Section 1 (Definitions) (to the extent the definitions are used in other surviving provisions), Section 7 (solely with respect to amounts accrued but not yet paid prior to termination or expiration), Section 8 (solely with respect to amounts accrued but not yet paid prior to termination or expiration), Section 9 (Intellectual Property Matters), Section 10.6(c) (Customer Annual Reports); Section 11 (Confidentiality) (for the time period set forth therein), Section 12.4 (Disclaimer of Warranties), Sections 13.1-13.3 (Indemnification) (inclusive), Section 13.4 (for the time period set forth therein), Section 15 (Force Majeure), Section 16 (Dispute Resolution), Section 17 (Assignment), Section 18 (Notices), and Section 19 (Miscellaneous).

15.Force Majeure.  No failure or omission by either Party in the performance of any obligation of this TSA will be deemed a breach of this TSA or create any liability if the same will arise from a Force Majeure Event; provided, however, that the Party affected by such cause promptly notifies the other Party and uses diligent efforts to cure such failure or omission as soon as is practicable after the occurrence of one or more of the above mentioned causes.  “Force Majeure Event” means, with respect to a Party, an event, act, occurrence, condition or state of facts, in each case outside the reasonable control of such Party (which may include acts of God, acts of any government, any rules, regulations or orders issued by any Governmental Authority or by any officer, department, agency or instrumentality thereof, fire, storm, flood, earthquake, shortage, accident, war, rebellion, insurrection, riot, terrorism and invasion) that interferes with the normal business operations of such Party.

16.Dispute Resolution.

16.1Disputes.  The Parties agree that, except for (a) disputes arising under Section 3.1 that have been escalated to the Senior Executives and not been resolved and (b) any matter as to which a Party seeks immediate equitable relief, all controversies or claims arising out of or relating to this TSA, or the interpretation, performance, breach, termination, or validity thereof, will be referred to the Senior Executives for good faith negotiation towards a resolution for a period of up to [**].  If the Senior Executives cannot reach an agreement within such [**] period (or such longer period as the Parties may agree), either Party may, at its sole discretion, seek resolution of such dispute in accordance with Section 16.4.

16.2Attorneys’ Fees.  If any Action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of this TSA, including claims for fraud and/or fraudulent inducement, the prevailing Party will be entitled to seek reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which such Party may be entitled.

16.3Governing Law.  The Parties agree that this TSA will be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

16.4Jurisdiction.  Except as otherwise set forth in Section 3.1 and Schedule 16.1, each Party to this TSA, by its execution hereof, unless otherwise prohibited by Applicable Law (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the Commonwealth of Massachusetts in Suffolk County and to the United States District Court for the District of Massachusetts (each a “Massachusetts Court”) for the purpose of any Action among the Parties, (b) hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such Massachusetts Courts, that any such Action brought in such Massachusetts Court should be dismissed on grounds of forum non conveniens, should be transferred or removed to any forum other than a Massachusetts Court, or should be stayed by reason of the pendency of some other proceeding in any court other than such Massachusetts Court, or that this TSA or the subject matter hereof may not be enforced in or by such Massachusetts Court, and (c) to the extent that an Action can be commenced in a court, agrees not to commence any such Action in any court other than a Massachusetts Court.  Notwithstanding the previous sentence, a Party hereto may commence any Action in a court other than a Massachusetts Court for the purpose of enforcing an order or judgment issued by a Massachusetts Court or an award issued by an arbitrator in accordance with Schedule 16.1.

16.5Specific Performance.  Each of the Parties hereto acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this TSA are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each of the Parties hereto agrees that, without posting a bond or other undertaking, the other Party may seek an injunction or injunctions to prevent breaches or violations of the provisions of this TSA and to enforce specifically this TSA and the terms and provisions hereof in any Action instituted in any Massachusetts Court.  An Action for specific performance as provided herein will not preclude a Party hereto from pursuing any other remedy to which such Party may be entitled in accordance with the terms of this TSA.  Each Party hereto further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert as a defense that a remedy at law would be adequate; provided, however, that each Party hereto also agrees that any Party hereto can assert any other defense it may have other than the defense of adequate remedy at law.

17.Assignment.  None of the rights, interests and obligations created herein will be transferred or assigned to any Third Party and such rights and interests will not inure to the benefit of any other person, including any trustee in bankruptcy, receiver or other successor of either of the Parties, whether by operation of Applicable Law, transfer of assets, merger, liquidation or otherwise, without the prior written consent of the other Party.  Any purported or actual transfer or assignment of any such rights, interests or obligations without the prior written consent of the other Party is and will be null and void ab initio; provided, however, that either Party may, without prior consent of the other Party, assign its respective rights and obligations under this TSA (a) to a successor company of such Party as the result of a Change of Control, or (b) to an Affiliate of such Party; provided that, in each case, the assigning Party will remain liable for its obligations hereunder.

18.Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder will be in writing and will be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the applicable Party at the following addresses (or at such other address for such Party as will be specified in a notice given in accordance with this Section 18):

To Ginkgo:	Ginkgo Bioworks, Inc. 27 Drydock Ave., Floor 8 Boston, MA 02210 Attention: Chief Executive Officer and General Counsel
Email: [**]

With a copy to:	Goodwin Procter LLP
(which will not constitute notice)	100 Northern Avenue Boston, MA 02210 Attention: Rob E. Puopolo and Karen A. Spindler Email: rpuopolo@goodwinlaw.com and kspindler@goodwinlaw.com

and

To Customer:	Synlogic Operating Company, Inc. 301 Binney St., Suite 402 Cambridge, MA 02142 Attention: Chief Executive Officer and General Counsel

With a copy to:	WilmerHale LLP
(which will not constitute notice)	60 State Street Boston, MA 02109 Attention: Steven D. Barrett, Esq. Email: steven.barrett@wilmerhale.com

19.Miscellaneous.

19.1No provision of this TSA may be amended or modified, or compliance otherwise waived, except by a writing executed by each Party.

19.2The Parties have participated jointly in the negotiation and drafting of this TSA.  In the event an ambiguity or question of intent or interpretation arises, this TSA will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this TSA.  Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

19.3Every day commences at 12:00 a.m. and ends at 11:59 p.m. (midnight) Massachusetts time.  Any reference in this TSA to a number of days “in” which an action or notice is to be taken or given, will be interpreted in such way that the term commences the day after the date taken as reference and that the action or notice will be validly taken or given at the last day.  Any reference in this TSA to a “day” or a number of “days” without explicit qualification of “business” will be interpreted as a reference to a calendar day or number of calendar days.  If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice will be deferred until, or may be taken or given on, the next Business Day.

19.4All rights and licenses granted under or pursuant to this TSA by Ginkgo or Customer, as applicable, are, and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the Bankruptcy Code.  The Parties agree that each Party, as licensee of certain rights under this TSA, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the Bankruptcy Code, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this TSA or (b) if not delivered under clause (a), following the rejection of this TSA by the Bankrupt Party upon written request therefor by the other Party.

19.5This TSA constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

19.6The headings in this TSA are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this TSA or any provision of this TSA.

19.7If any term or provision of this TSA is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this TSA or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto will negotiate in good faith to modify this TSA so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

19.8Any mistaken reference to Articles, clauses, Sections, Schedules, Exhibits or paragraphs of this TSA will be amended according to common sense and good faith rules.  When a reference is made in this TSA to an Article, clause, Section, Schedule, Exhibit or paragraph, such reference will be to an Article, clause, Section, Schedule, Exhibit or paragraph of this TSA, unless otherwise indicated.

19.9No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No single or partial exercise of any right, power or privilege will preclude any other or further exercise thereof, or the exercise of any other right, power or privilege unless explicitly provided for in this TSA.

19.10Subject to the terms of and restrictions in this TSA, the reference to any Party will include its successors or permitted assignees or transferees that have legally acquired its rights, obligations and/or duties.  This TSA will be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assignees and transferees and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, unless otherwise specified therein.

19.11This TSA may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement.  A signed copy of this TSA delivered by e-mail or other means of Electronic Transmission will be deemed to have the same legal effect as delivery of an original signed copy of this TSA.  For purposes of this Section 19.11, “Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

19.12Whenever the words “include,” “includes” or “including” are used in this TSA, they will be deemed to be followed by the words “without limitation” or “but not limited to”.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this TSA will refer to this TSA as a whole and not to any particular provision of this TSA.  All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this TSA will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this TSA are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

19.13Both Parties are independent contractors under this TSA.  Nothing herein contained will be deemed to create an employment, agency or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party, except to the extent specifically agreed to in a written agreement signed by the Parties.  Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

[SIGNATURE PAGE FOLLOWS]

* - * - * - *

IN WITNESS WHEREOF, the Parties have caused this TSA to be executed by their representatives thereunto duly authorized as of the Effective Date.

SYNLOGIC OPERATING COMPANY, INC.		GINKGO BIOWORKS, INC.

By:	/s/ Aoife Brennan	By:	/s/ Jason Kelly
Name:	Aoife Brennan	Name:	Jason Kelly
Title:	CEO	Title:	Chief Executive Officer

[Signature Page to Foundry Terms of Service Agreement]

Exhibit F

Customer Pricing

Customer Pricing will be calculated based on a mark-up on total operating costs for providing the services, under the definitive agreement, as amended from time to time.

The remuneration to be paid by Customer shall cover (i) the total costs incurred by Ginkgo in connection with the Technical Services provided to Customer, as defined below (the “Total Cost”) and (ii) a [**]% arm’s length mark-up on such Total Cost, [**] (collectively, the “Transfer Price”).

The Total Cost shall be determined by full cost accounting in accordance with a recognized cost calculation method applying the principles of US GAAP.  The Total Cost shall be calculated on the basis of all actual direct and indirect costs incurred by Ginkgo in providing the Technical Services to Customer.

[**]

Ginkgo will invoice Customer [**].

On a quarterly basis upon close of Ginkgo’s fiscal quarter, a true-up calculation will be performed on [**] and any needed billing adjustments issued.  The purpose of the true-up calculation is to establish that quarterly amounts billed reflect actual [**] allocable to a Work Order.  Ginkgo reserves the right to change to an annual true-up calculation.